Exhibit 10.4
Execution Copy
MAJORITY STOCKHOLDER CONSENT AGREEMENT
[Xu Hong Bin]
This Stockholder Consent Agreement (this “Agreement”) is made and entered into as of May 19, 2008, by and among: Heckmann Corporation, a Delaware corporation (“Parent”), and Xu Hong Bin (the “Consenting Stockholder”).
Recitals
A. The Consenting Stockholder is a holder of outstanding shares of common stock, par value $0.001 per share (“Company Common Stock”) of China Water and Drinks, Inc., a Nevada corporation (the “Company”), and is the record holder and has sole voting power over such number of shares of Company Common Stock as is set forth opposite the Consenting Stockholder’s name on Schedule A   (the “Shares”).
B. Parent, Heckman Acquisition II Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) and the Company have entered into an agreement and plan of merger and reorganization (the “Merger Agreement”), pursuant to which the Company will be merged with and into Merger Sub (the “Merger”) with the Company ceasing to exist and Merger Sub remaining as a wholly owned Subsidiary of Parent.
C. Pursuant to the Merger Agreement, each share of Company Common Stock will be converted, upon the Merger, into the right to receive (i) shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) at the Exchange Ratio, and/or (ii) at the election of the holders thereof, an amount in cash equal to US$5.00 per share of Company Common Stock.
D. Concurrently with the execution of this Agreement, Parent, the Company and certain specified holders of Company Common Stock are entering into an undertaking agreement (the “Undertaking Agreement”), pursuant to which each such holder will (i) elect to receive in the Merger only cash at US$5.00 for each share of Company Common Stock held by such holder, and (ii) provide a general release of claims against the Company, Parent and Merger Sub.
E. Concurrently with the execution of this Agreement, Parent, the Company and holders of the Company’s 5% secured convertible notes due January 29, 2011 (the “Notes”), which Notes are convertible into shares of Company Common Stock, are entering into a conversion agreement (the “Conversion Agreement”), pursuant to which such holders, subject to the conditions therein, will (i) convert their Notes into Company Common Stock, (ii) elect to receive in the Merger only Parent Common Stock at the Exchange Ratio, (iii)  release the Company of certain of its obligations under, and waive certain breaches, defaults and potential defaults of the Company under the Note Purchase Documents (as defined in the Conversion Agreement) on the terms set forth in the Conversion Agreement, and (iv) as of the Effective Time, release various liens and other rights under and terminate the Note Purchase Documents, and in consideration for such waivers, releases, suspensions, and relinquishment of rights as holders of Notes, Parent will, if certain conditions are met, pay to such holders the Contingent Payment (as defined in the Conversion Agreement).
F. Concurrently with the execution of this Agreement, Parent, the Company and certain specified holders of Company Common Stock (the “Releasors”) are entering into a release agreement (the “Release Agreement”), pursuant to which each such holder, subject to the conditions set forth therein, will (i) elect to receive in the Merger only Parent Common Stock for each share of Company Common Stock held by such holder, (ii) waive or suspend certain defaults, potential defaults, and obligations of the Company under the PIPE Transaction Documents (as defined in the Release Agreement) on the terms set forth in the Release Agreement, (iii) as of the Effective Time, terminate the PIPE Transaction Documents, and release in full any and all rights of such holders in any shares of Company Common Stock owned or controlled by Xu Hong Bin that are subject to the Make Good Escrow Agreement (as defined in the Release Agreement), and in consideration for such waivers, releases and suspensions, Parent will, if certain conditions are met, pay to such holders the Contingent Payment (as defined in the Release Agreement).

G. In consideration of the execution and delivery of the Merger Agreement and the other agreements referred to above by Parent and Merger Sub, the Consenting Stockholder desires to (i) vote, or execute a written consent with respect to the Shares, consenting to the adoption of the Merger Agreement and the approval of the Merger, and (ii) elect to receive all stock in the Merger, except as to 15% of the Consenting Stockholder’s Shares.
H. Certain capitalized terms used in this Agreement are defined in Exhibit A and other capitalized terms used in this Agreement are defined in the Sections of this Agreement where they first appear.
Agreement
The Consenting Stockholder, intending to be legally bound, agrees as follows:
SECTION 1: Written Consent.
1.1 Execution of Written Consent. Concurrent with the execution of this Agreement, the Consenting Stockholder is hereby delivering to the Company a written consent, executed and delivered in accordance with NRS §78.320, in the form attached as Exhibit B (the “Stockholder Written Consent”), pursuant to which the Consenting Stockholder is irrevocably consenting to the adoption of the Merger Agreement and the approval of the Merger.
1.2 Effectiveness; Agreement Not to Revoke. The Consenting Stockholder acknowledges and agrees that the Stockholder Written Consent is effective upon the Consenting Stockholder’s execution and delivery to the Company in accordance with NRS §78.320 and Section 1.1 above and that the corporate action consented to in such Stockholder Written Consent may be taken at any time thereafter as provided in the NRS, subject to the terms of the Merger Agreement, the applicable rules and regulations of the SEC, and other applicable Legal Requirements. The Consenting Stockholder further covenants and agrees that the Consenting Stockholder will not revoke, seek to revoke, or take any action, directly or indirectly, for the purpose of, or having the effect of, revoking or seeking to revoke, the Stockholder Written Consent. The Consenting Stockholder also covenants and agrees to re-execute and re-deliver the Stockholder Written Consent as and when requested by Parent in order that the corporate action contemplated by the Stockholder Written Consent remains continuously authorized by the Consenting Stockholder at all times from the date hereof through the first to occur of (a) the Effective Time, or (b) the termination of the Merger Agreement in accordance with its terms (the “Termination”).
SECTION 2: Election Pursuant to Merger Agreement.
2.1 Election. The Consenting Stockholder hereby elects (the “Cash/Stock Election”) to, in the event the Merger occurs, receive in the Merger (i) cash at $5.00 per share in respect of 15% of the Shares held by the Consenting Stockholder, and (ii) shares of Parent Common Stock at the Exchange Ratio with respect to the remaining Shares held by the Consenting Stockholder. The Consenting Stockholder agrees that, subject to the consummation of the Merger, the Cash/Stock Election is unconditional and irrevocable. The Consenting Stockholder acknowledges that his Cash/Stock Election pursuant to this Section 2.1 was made on a completely voluntary basis. The Consenting Stockholder will execute such further instruments and provide such further information relevant to the Cash/Stock Election, including declarations related to Taxes, as Parent shall reasonably request in connection with the foregoing.

2.2 Effectiveness; Agreement Not to Revoke. The Consenting Stockholder acknowledges and agrees that the Cash/Stock Election is effective upon the execution and delivery thereof to Parent in accordance with Section 2.1 above, and the Consenting Stockholder will not revoke, seek to revoke, or take any action, directly or indirectly, for the purpose of, or having the effect of, revoking or seeking to revoke, the Cash/Stock Election. The Consenting Stockholder also covenants and agrees to re-execute and re-deliver the Cash/Stock Election as and when requested by Parent in order that such Cash/Stock Election remains continuously in effect at all times from the date hereof through the first to occur of (a) the Effective Time, or (b) the Termination.
SECTION 3: Representations and Warranties of The Consenting Stockholder.
The Consenting Stockholder represents and warrants to Parent as of the date hereof and as of the Effective Time as follows:
3.1 Authority; No Conflict.
3.1(a) The Consenting Stockholder has all necessary individual power, capacity and authority to execute and deliver this Agreement, to perform his obligations hereunder, and to consummate the transactions contemplated hereby (collectively, the “Contemplated Transactions”). This Agreement has been duly and validly executed and delivered by the Consenting Stockholder and constitutes the legal, valid and binding obligation of the Consenting Stockholder, enforceable against the Consenting Stockholder in accordance with its terms.
3.1(b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of any Legal Requirements to which the Consenting Stockholder, or any of the assets owned or used by the Consenting Stockholder, is subject; or (ii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract to which the Consenting Stockholder is a party, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Contemplated Transactions in any material respect or would otherwise not prevent the Consenting Stockholder from performing his obligations under this Agreement in any material respect.
3.1(c) The execution and delivery of this Agreement by the Consenting Stockholder does not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Consenting Stockholder will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” laws (“Blue Sky Laws”), and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay the consummation of the Contemplated Transactions, or otherwise prevent the Consenting Stockholder from performing his obligations under this Agreement.
3.2 Ownership; Voting. The Consenting Stockholder owns, beneficially or of record, the number of Shares as set forth opposite the Consenting Stockholder’s name on Schedule Ahereto, free and clear of any and all Liens or other restrictions on transfer, other than those arising under the Exchange Act, the Securities Act, Blue Sky Laws and other securities laws, and has full power and authority to vote the Consenting Stockholder’s Shares in favor of the Merger and the other transactions contemplated by the Merger Agreement.

3.3 Review of Merger, Conversion, Release and Undertaking Agreements. The Consenting Stockholder has received execution copies of the Merger Agreement, Conversion Agreement, Undertaking Agreement and Release Agreement and has had an opportunity to review them with assistance of counsel and other advisors of his own choosing. The Consenting Stockholder acknowledges and agrees that the terms of such agreements and this Agreement are fair and reasonable.
3.4 Review of SEC Filings. The Consenting Stockholder has had access to the Parent SEC Reports and the Company SEC Reports and has had an opportunity to review the Parent SEC Reports and the Company SEC Reports with assistance of counsel and other advisors of its own choosing. The Consenting Stockholder and his advisors have been afforded the opportunity to ask questions of and receive answers from the Company and Parent regarding the Company, the Company SEC Reports, Parent, the Parent SEC Reports and the Contemplated Transactions.
3.5 Company Representations and Warranties. To the knowledge of the Consenting Stockholder, the representations and warranties made by the Company in the Merger Agreement are true and accurate in all respects. With respect to the knowledge of the Consenting Stockholder, the term “knowledge” shall mean the actual knowledge of the Consenting Stockholder of such matter or what a prudent individual could be expected to discover or otherwise become aware of with respect to a matter after conducting a reasonable inquiry of appropriate senior executives and responsible key employees of the Company concerning the existence of such matter.
SECTION 4: Representations and Warranties of Parent.
Parent represents and warrants to the Consenting Stockholder as of the date hereof and as of the Effective Time as follows:
4.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as now being conducted, to own or use its properties and assets that it purports to own or use, and to perform all of its obligations under contracts to which Parent is party or by which Parent or any of its assets are bound. Parent is duly qualified to do business as a foreign corporation and is in good standing (where such concept is applicable) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a material adverse effect on Parent.
4.2 Authority; No Conflict. Except for the requirement that Parent obtain the Required Parent Stockholder Vote:
4.2(a) Parent has all necessary corporate power and authority to execute and deliver this Agreement and the Merger Agreement, and to perform its obligations hereunder and to consummate the Contemplated Transactions and the Merger. The execution and delivery of this Agreement by Parent and the consummation by Parent of the Contemplated Transactions and the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Contemplated Transactions and the Merger. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by the Consenting Stockholder, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.2(b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions or the Merger do or will, directly or indirectly (with or without notice or lapse of time or both); (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Parent, (ii) contravene, conflict with, or result in a violation of, any Legal Requirement, except, in the case of clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Contemplated Transactions or the Merger in any material respect, or would otherwise not prevent Parent from performing its obligations under this Agreement or the Merger Agreement in any material respect.
4.2(c) The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement and the consummation of the Contemplated Transactions and the Merger by Parent will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, any national securities exchange on which the Parent Common Stock is then listed, and Blue Sky Laws (B) the filing of the Certificates of Merger as required by the DGCL and NRS, (C) the filing of the Certificate of Incorporation Amendment with the Secretary of State of the State of Delaware, and (D) filings made in connection with applicable Antitrust Laws and investment laws, and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay the consummation of the Contemplated Transactions in any material respect, or would otherwise not prevent Parent from performing its obligations under this Agreement in any material respect.
4.3 Capitalization. The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, US$0.001 par value per share (“Parent Preferred Stock”). As of the date hereof, (a) 67,646,800 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b)  74,646,800 shares of Parent Common Stock are reserved for issuance upon exercise of outstanding warrants of Parent (“Parent Warrants”), and (c) no shares of Parent Preferred Stock are issued or outstanding. Except as set forth in this Section 4.3, there are no Warrants relating to the issued or unissued capital stock of Parent, or obligating Parent to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Parent. None of the outstanding equity securities or other securities of Parent was issued in violation of the Securities Act or any other Legal Requirement.
4.4 SEC Reports. Parent has made available to the Consenting Stockholder a correct and complete copy of each of the Parent SEC Reports, which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. As of their respective dates, the Parent SEC Reports:  (a) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (b) did not at the time they were filed (and if amended or superseded by a filing, then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed.

4.5 Financial Statements. The financial statements and notes contained or incorporated by reference in the Parent SEC Reports present fairly the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP and Regulation S-X of the SEC, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X of the SEC or GAAP.
4.6 Availability of Funds. Parent has uncommitted cash on hand in an amount sufficient to consummate the transactions contemplated hereby.
SECTION 5: Additional Agreements.
5.1 No Solicitation. The Consenting Stockholder covenants and agrees as of the date hereof and as of the Effective Time as follows:
5.1(a) No Solicitation or Negotiation. From the date of this Agreement until the earlier to occur of the Termination and the Effective Time, the Consenting Stockholder will not, directly or indirectly:
(i) solicit, initiate, or knowingly or intentionally encourage or facilitate, any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, any Acquisition Proposal; or
(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any non-public information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise knowingly or intentionally cooperate in any way with, any Acquisition Proposal (provided, however, that providing notice of the restrictions set forth in this Section 5.1 to a third party in response to any such inquiry, request or Acquisition Proposal shall not, in and of itself, be deemed a breach of this Section); or
(iii) otherwise sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by the Consenting Stockholder.
It is agreed that any violation of the restrictions set forth in this Section 5.1(a) by any Representative of the Consenting Stockholder, whether or not such Person is purporting to act on behalf of the Consenting Stockholder or otherwise, shall be deemed to be a breach of this Section 5.1(a) by the Consenting Stockholder. For purposes of this Agreement, the term “Acquisition Proposal” shall mean any proposal or offer, whether in one transaction or a series of related transactions, for (i) a merger, consolidation, dissolution, tender offer, exchange offer, recapitalization, share exchange, business combination, stock purchase or other similar transaction involving or affecting any of the Shares, or (ii) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, in each case other than the Contemplated Transactions.
5.1(b) No Alternative Acquisition Agreement. Until the earlier to occur of the Termination and the Effective Time, the Consenting Stockholder will not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal or any transactions described in Section 5.1(a)(iii).

5.1(c) Cessation of Ongoing Discussions. Until the earlier to occur of the Termination and the Effective Time, the Consenting Stockholder will cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or transactions described in Section 5.1(a)(iii).
5.2 Legal Conditions to the Contemplated Transactions. Subject to the terms hereof, Parent and the Consenting Stockholder shall use all commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the Contemplated Transactions as promptly as reasonably practicable, (ii) as promptly as practicable, obtain from any Governmental Body or any other third party any Consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Consenting Stockholder in connection with the authorization, execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the Merger, (iii) as promptly as practicable, make all filings and any other submissions that such party is required to make, with respect to this Agreement, the Contemplated Transactions and the Merger under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws, and (B) any other Legal Requirements, and (iv) execute or deliver any additional instruments reasonably necessary to consummate the Contemplated Transactions and the Merger, and to fully carry out the purposes of this Agreement. Parent and the Consenting Stockholder shall use commercially reasonable efforts to cooperate with each other in connection with the making of all such filings other than any filing required to be made by the Consenting Stockholder with the SEC or any regulatory body (subject to Legal Requirements regarding the sharing of information), including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Notwithstanding the foregoing, this Section 5.2 shall not be deemed to impose greater or different obligations on Parent with respect to the Merger than as provided in the Merger Agreement.
5.3 Public Disclosure. No party will issue any press release or otherwise make any public statement or other disclosure with respect to the Contemplated Transactions, unless the other party shall have approved such disclosure or such disclosure is required by any Legal Requirement.
5.4 Notification of Certain Matters. The Consenting Stockholder shall give prompt notice to Parent of the occurrence, or failure to occur, of any event, which occurrence or failure to occur causes, or would be reasonably likely to cause (a) any representation or warranty of the Consenting Stockholder contained in this Agreement to be untrue or inaccurate in any respect, or (b) any covenant, condition or agreement not to be complied with or satisfied by him under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to Parent or the conditions to such party’s obligation to consummate the Contemplated Transactions.
5.5 Market Standoff. For a period beginning at the Effective Time and ending on the second anniversary of such date, the Consenting Stockholder hereby agrees not to sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Parent Common Stock received by the Consenting Stockholder in the Merger. For a period beginning on the date that is the two year anniversary of the Effective Date and ending on the first anniversary of such date, the Consenting Stockholder hereby agrees to sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) Parent Common Stock received by the Consenting Stockholder in the Merger only in conformity with the volume limitations set forth in Rule 144(e) promulgated under the Securities Act.

5.6 General Release. Effective upon the Effective Time, and as a condition to Parent’s executing this Agreement and the Merger Agreement:
5.6(a) The Consenting Stockholder, for himself and his heirs, devisees, legal representatives, successors, and assigns (each, a “Releasing Party”, and, collectively, the “Releasing Parties”), does hereby acknowledge complete satisfaction of and does hereby fully, finally, and forever release and discharge each of the Company, Parent, and Merger Sub, and each of the respective directors, officers, employees, stockholders, representatives, predecessors, successors, Affiliates, parents, Subsidiaries (direct and indirect), beneficiaries, heirs, executors, or assigns of any of them (collectively, the “Released Parties”) of and from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind or nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties, or any of them, had, has, or may have had at any time in the past and through and including the Effective Time, against the Released Parties, or any of them, including, but not limited to, any claims which relate to or arise out of such Releasing Party’s relationship with the Company or any of its predecessors or Affiliates, or such Releasing Party’s rights or status as a stockholder of the Company or any of its predecessors or Affiliates, and further including, without limitation, any claims of fraud or fraudulent inducement in connection with the negotiation, execution, delivery, and performance of this Agreement and the other documents and agreements to which such Releasing Party is a party in connection with the Contemplated Transactions (collectively, the “Causes of Action”); provided, however, that nothing in this Section shall release, acquit, or discharge any Causes of Action or preclude a lawsuit or claim in respect of any Causes of Action that a Releasing Party may have or bring arising under this Agreement or the other documents and agreements executed and delivered pursuant to this Agreement and under any employment agreement or other agreement between the Consenting Stockholder and Parent that by its terms continues in effect following the Effective Time.
5.6(b) Each Releasing Party acknowledges that (i)  the cash election price in the Merger is less, as of the date hereof, than the stock election under which Parent Common Stock will be issued, (ii) Parent Common Stock could trade at prices lower or higher than the current price, and (iii) Parent may take any number of actions that could have an effect on the price of its stock, including the issuance of Parent Company Stock and mergers or acquisitions. To the extent that Releasing Party is receiving cash in the Merger, he will not participate in any appreciation of Parent’s Common Stock. Any and all Causes of Action, without limitation arising from or relating to such differences in value or such other transactions or such increases or decreases in value are encompassed within the scope of the release set forth herein.
5.6(c) Each Releasing Party represents, warrants, covenants, and agrees that such Releasing Party (a) has not and will not assign any Causes of Action or possible Causes of Action against any Released Party, (ii) fully intends to release all Causes of Action against the Released Parties, including, without limitation, unknown and contingent Causes of Action (other than those specifically reserved above), and (iii) has consulted with counsel with respect to the matters covered hereby and has been fully apprised of the consequences hereof.
5.6(d) Each Releasing Party covenants and agrees not to institute any litigation, lawsuit, claim, or action against any of the Released Parties with respect to any released Causes of Action.
5.7 Release of Dissenter’s Rights. The Consenting Stockholder hereby fully, finally, and forever releases, waives and discharges any dissenter’s rights that he is or may be entitled to in accordance with Nevada Revised Statutes Section 92A.420.

5.8 Escrow.
5.8(a) In order to secure the Consenting Stockholder’s obligations under Section 3, Section 5.1, and Section 5.5 above and Section 6 below, Parent shall hold the certificates evidencing 90% of the shares of Parent Common Stock received by the Consenting Stockholder in respect of the Merger (the “Parent Shares”), in escrow together with separate stock powers executed by the Consenting Stockholder in blank for transfer. Parent shall not retain the Parent Shares except as provided in Section 6 of this Agreement. In the event Parent is entitled to any Parent Shares under Section 6 below, Parent is hereby authorized by the Consenting Stockholder, as the Consenting Stockholder’s attorney-in-fact, to date and complete the stock powers necessary for the transfer of the Parent Shares to which Parent is then entitled and to transfer such Parent Shares in accordance with the terms hereof.
5.8(b) On March 31, 2010, Parent shall deliver to the Consenting Stockholder the certificates representing 80% of the Parent Shares and, on the date that is the two year anniversary of the Closing Date, Parent shall deliver to the Consenting Stockholder the certificates representing the remaining Parent Shares, in each case, less the number of Parent Shares having a Value (as determined in the manner set forth in Section 6.2(e)) below (but based on 15-day trading period ending on the day before the release date) equal to the good faith estimate of Losses that the Parent Indemnified Parties have incurred or expect to incur for claims made under Section 6.2. The Consenting Stockholder shall retain the full power to vote his Parent Shares in his discretion and the Parent Shares shall remain the sole property of the Consenting Stockholder, in each case, unless and until such Parent Shares shall have been recovered pursuant to Section 6.2(e). At such time as any Parent Shares are no longer subject to the provisions of Section 2, Section 5.1, Section 5.5 or Section 6, Parent shall, at the written request of the Consenting Stockholder, deliver to the Consenting Stockholder the certificates representing such Parent Shares.
5.8(c) The parties agree to discuss in good faith the creation by the Consenting Stockholder and funding with shares of Company Common Stock or Parent Common Stock, as the case may be, of a trust, escrow or other arrangement for the benefit of his children, in an amount not to exceed $3.5 million.
SECTION 6: Survival; Indemnification.
6.1 Survival.
6.1(a) The representations, warranties, covenants, and agreements of the Consenting Stockholder made herein and in all agreements, documents, and instruments executed and delivered by the Consenting Stockholders in connection herewith (i) are material, shall be deemed to have been relied upon by Parent, and shall survive the Closing regardless of any investigation on the part of Parent or its Representatives, with Parent reserving its rights hereunder, and (ii) shall bind the Consenting Stockholder’s successors and assigns, whether so expressed or not, and shall inure to the benefit of Parent and its respective successors and assigns.
6.1(b) The representations and warranties of the Consenting Stockholders made herein and in all agreements, documents, and instruments executed and delivered by the Consenting Stockholders in connection herewith shall expire and be of no further force or effect on March 31, 2010, except that any written claim for breach thereof made by Parent prior to such expiration date and delivered to the party against whom such claim is made shall survive thereafter and, as to any such claim, such applicable expiration will not effect the rights to indemnification of Parent hereunder; provided, however, that (i) the representations and warranties set forth in Section 3.2, and Section 3.3 hereof shall survive indefinitely and any such written claim with respect to a breach of such representations and warranties, or with respect to fraud, intentional misrepresentation or willful breach, may be given at any time, and (ii) the representation and warranty of the Consenting Stockholder contained in Section 3.5 insofar as it relates to the representations and warranties of the Company set forth in Section 2.10 of the Merger Agreement, shall survive for three (3) years following the Effective Time, and, any such written claim with respect to a breach of such representation and warranty may be given at any time on or prior to the third anniversary of the Effective Time.

6.2 Indemnification.
6.2(a) Indemnification by Consenting Stockholders. The Consenting Stockholder acknowledges and agrees that the Parent has relied on the representations, warranties, covenants and other agreements of the Consenting Stockholder contained in this Agreement in connection with the Contemplated Transactions. Accordingly, the Consenting Stockholder, severally and not jointly, on his, her or its own behalf and on behalf of his, her or its successors, executors, administrators, estate, heirs and assigns (collectively, the “Stockholder Indemnifying Parties”) agrees (to the extent of the Merger Consideration received by the Consenting Stockholder in connection with the Merger) to defend, indemnify and holder Parent, its Affiliates, stockholders, directors, officers, employees and agents and each person that who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Parent Indemnified Parties”) harmless from and against any and all damages, liabilities, losses, claims, diminution in value, obligations, liens, assessments, judgments, Taxes, fines, penalties, reasonable costs and expenses (including, without limitation, reasonable fees of counsel), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing (collectively, “Losses”) which may be sustained or suffered by any such Parent Indemnified Party based upon, arising out of, or by reason of (i) any breach of any representation or warranty made by the Consenting Stockholder in this Agreement or in any certificate delivered pursuant to this Agreement, and (ii) any breach of any covenant or agreement made by the Consenting Stockholder in this Agreement or in any certificate delivered pursuant to this Agreement, in each case, without respect to any materiality or Material Adverse Effect qualification contained in such representation, warranty, covenant or agreement (or any underlying representation or warranty contained in the Merger Agreement).
6.2(b) Notice; Payment of Losses; Defense of Third-Party Claims.
(i) A Parent Indemnified Party shall give written notice of a claim for indemnification under Sections 6.2(a) to the applicable Stockholder Indemnifying Party promptly after receipt of any written claim by any third party and in any event not later than twenty (20) business days after receipt of any such written claim (or not later than ten (10) business days after the receipt of any such written claim in the event such written claim in the form of a formal complaint filed with a court of competent jurisdiction and served on the Parent Indemnified Party or in the form of a final determination by any Governmental Body), specifying in reasonable detail the amount, nature and source of the claim, and including therewith copies of any notices or other documents received from third parties with respect to such claim; provided, however, that failure to give such notice shall not limit the right of the Parent Indemnified Party to recover indemnity or reimbursement except to the extent that the Stockholder Indemnifying Party suffers any material prejudice or material harm with respect to such claim as a result of such failure. The Parent Indemnified Party shall also provide the Stockholder Indemnifying Party with such further information concerning any such claims as the Stockholder Indemnifying Party may reasonably request by written notice.

(ii) Within seven (7) business days after receiving notice of a claim for indemnification or reimbursement, the Stockholder Indemnifying Party shall, by written notice to the Parent Indemnified Party, either (i) concede or deny liability for the claim in whole or in part, or (ii) in the case of a claim asserted by a third party, advise that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved. If the Stockholder Indemnifying Party concedes liability in whole or in part, it shall, within twenty (20) business days of such concession, pay the amount of the claim to the Parent Indemnified Party to the extent of the liability conceded. Any such payment shall be made in immediately available funds equal to the amount of such claim so payable. If the Stockholder Indemnifying Party denies liability in whole or in part or advises that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved, then the Stockholder Indemnifying Party shall make no payment (except for the amount of any conceded liability payable as set forth above and reimbursement of expenses as set forth herein) until the matter is resolved in accordance with this Agreement.
(iii) In the case of any third party claim, if, within seven (7) business days after receiving the notice described in the preceding paragraph (a), the Stockholder Indemnifying Party gives written notice to the Parent Indemnified Party stating that the Stockholder Indemnifying Party would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were valid and that the Stockholder Indemnifying Party disputes and intends to defend against such claim, liability or expense at the Stockholder Indemnifying Party’s own cost and expense, then, except as provided below, counsel for the defense shall be selected by the Stockholder Indemnifying Party (subject to the consent of such Parent Indemnified Party which consent shall not be unreasonably withheld) and such Stockholder Indemnifying Party shall not be required to make any payment to such Parent Indemnified Party with respect to such claim, liability or expense as long as the Stockholder Indemnifying Party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the Stockholder Indemnifying Party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. If the Stockholder Indemnifying Party assumes such defense in accordance with the preceding sentence, it shall have the right, with the consent of such Parent Indemnified Party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the Stockholder Indemnifying Party’s obligation to indemnify such Parent Indemnified Party therefor will be fully satisfied only by payment of money by the Stockholder Indemnifying Party pursuant to a settlement which includes a complete release of such Parent Indemnified Party. The Stockholder Indemnifying Party shall keep such Parent Indemnified Party apprised of the status of the claim, liability, or expense and any resulting suit, proceeding or enforcement action, shall furnish such Parent Indemnified Party with all documents and information that such Parent Indemnified Party shall reasonably request, and shall consult with such Parent Indemnified Party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, such Parent Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Stockholder Indemnifying Party and such Parent Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable expense of separate counsel for such Parent Indemnified Party shall be paid by the Stockholder Indemnifying Party. If (A) no such notice of intent to dispute and defend is given by the Stockholder Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, or (B) the third party claim relates to breaches of representations and warranties made by a Stockholder Indemnifying Party that relate to the Company, its business or operations, Parent may undertake the defense of such claim, liability, or expense at the Stockholder Indemnifying Party’s own cost and expense (with counsel selected by Parent), and shall have the right to compromise or settle, such claim, liability, or expense (exercising reasonable business judgment). If such claim, liability, or expense is one that by its nature cannot be defended solely by the Stockholder Indemnifying Party, then such Parent Indemnified Party shall make available all information and assistance that the Stockholder Indemnifying Party may reasonably request and shall cooperate with the Stockholder Indemnifying Party in such defense.

6.2(c) Monetary Limitation. No claim for Losses may be brought under this Section 6.2 unless and until the aggregate amount of all claims for Losses of a Parent Indemnified Party is at least $5 million (without double counting for the same threshold in the majority stockholder written consent agreement between Parent and Chen Xing Hua) whereupon all claims for Losses of such Parent Indemnified Party may be brought by such Parent Indemnified Party, and the maximum liability of the Stockholder Indemnifying Parties shall be the total Value of consideration received by the Consenting Stockholder under the Merger as of the Effective Time (based on Parent Common Stock valued in the manner described in Section 6.2(e) below, but with the 15-day trading period ending on the day before the day on which the Effective Time occurs).
6.2(d) Limitation on Contribution and Certain Other Rights. The Consenting Stockholder hereby agrees that if, following the Effective Time, any Losses become due from the Consenting Stockholder pursuant to this Section 6.2 (a “Loss Payment”), the Consenting Stockholder shall have no rights against Parent, the Company or any of their directors, officers or employees (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Loss Payment, and the Consenting Stockholder shall not take any action against Parent or any such Person with respect thereto.
6.2(e) Payment of Claims. In the event that a Parent Indemnified Party sustains or incurs Losses for which it is entitled to be indemnified by a Stockholder Indemnifying Party under this Agreement, such Parent Indemnified Party shall be entitled (in addition to collecting directly from the Stockholder Indemnifying Party) to exercise its rights under Section 5.8 above to recover Parent Shares held by Parent pursuant to Section 5.8 having a Value equal to the amount of such Losses. For purposes of this Section 6.2(e), in the event a Parent Indemnified Party is to receive Shares or Parent Shares in connection with any such claim for Losses, the number of Shares or Parent Shares to be received shall be equal to the number obtained by dividing (i) the amount of such Losses, by (ii) the average closing sale price per share of Parent Common Stock on the trading market or national securities exchange on which such shares are then traded over the fifteen (15) trading days ending on the trading day prior to the date such shares are due to such Parent Indemnifying Party (the “Value” of a share) .
SECTION 7: Miscellaneous Provisions.
7.1 Fees, Expenses and Taxes. All fees, expenses and Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, expenses, or Taxes, whether or not the Contemplated Transactions are consummated.
7.2 Amendment. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of Parent and the Consenting Stockholder.
7.3 Waiver.
7.3(a) Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Legal Requirements, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

7.3(b) At any time prior to the Effective Time, Parent (with respect to the Consenting Stockholder) and the Consenting Stockholder (with respect to Parent), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such other party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.
7.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.
7.5 Execution of Agreement; Counterparts; Electronic Signatures.
7.5(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.
7.5(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf” format), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
7.5(c) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Agreement or such other document contemplated.
7.6 Governing Law. Except to the extent that the corporate laws of the State of Delaware apply to a party, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
7.7 Consent to Jurisdiction; Venue. In any action or proceeding between Parent and the Consenting Stockholder arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state or federal court located in the Borough of Manhattan, the City of New York, New York (each, a “New York Court”); and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any New York Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Consenting Stockholder agrees that personal service may be effected by mail addressed to their residence as reflected in the records of the Company, provided, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Legal Requirements.

7.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
7.9 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, and except as provided in Section 6 and Section 7.1, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
7.10 Assignments and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Consenting Stockholder’s rights hereunder may be assigned by the Consenting Stockholder without the prior written consent of Parent. Any attempted assignment of this Agreement or of any such rights by the Consenting Stockholder without such consent shall be void and of no effect.
7.11 No Third Party Rights. Except as provided in Section 5 and Section 6, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
7.12 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties) between the hours of 9:00 a.m. and 5:00 p.m. in the recipient’s time zone:
Parent:
Heckmann Corporation
75080 Frank Sinatra Drive
Palm Desert, California 92211
Attention: Don Ezzell
Fax no.: (760) 341-3727
with a copy to:
DLA Piper US LLP
2415 East Camelback Road, Suite 700
Phoenix, Arizona 85016
Attention: Steven D. Pidgeon
Fax no.: (480) 606-5524

If to Consenting Stockholder:
Xu Hong Bin
Unit 607, 6/F Concordia Plaza, 1 Science Museum Road
Tsimshatsui East, Kowloon, Hong Kong
People’s Republic of China
Fax no.: (                    )
with copies to:
Thelen Reid Brown Raysman & Steiner, LLP
875 Third Avenue
10th Floor
New York, NY 10022
Fax no.: (212) 603-2001
Attention: Richard S. Green
and
Thelen Reid Brown Raysman & Steiner, LLP
701 Eighth Street, NW
Washington, DC 20001
Fax no.: (202) 508-4321
Attention: Joseph R. Tiano, Jr.
7.13 Construction; Usage.
7.13(a) Interpretation. In this Agreement, unless a clear contrary intention appears:
(i) the singular number includes the plural number and vice versa;
(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;
(iii) reference to any gender includes each other gender;
(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;
(v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof unless the context requires otherwise;
(vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;
(vii) “or” is used in the inclusive sense of “and/or”;

(viii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;
(ix) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and
(x) any dollar thresholds set forth herein shall not be used as a benchmark for determination of what is or is not “material” under this Agreement.
7.13(b) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.
7.13(c) Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
7.14 Enforcement of Agreement.
7.14(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties acknowledge and agree that each other party hereunder would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a party hereunder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereunder may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
7.14(b) The Consenting Stockholder has read and understands (a) Parent’s Registration Statement on Form S-1, filed with the SEC on November 8, 2007, Parent’s final prospectus relating thereto, dated November 12, 2007, and any and all other Parent SEC Reports (including all exhibits thereto), (b) the Trust Agreement, and (c) Parent’s Amended and Restated Certificate of Incorporation (collectively, the “Parent Disclosures”). The Consenting Stockholder acknowledges and understands that (i) Parent is a special purpose acquisition corporation, (ii) Parent has established the Trust Fund for the benefit of its public stockholders and may disburse monies from the Trust Fund only as described in the Parent Disclosures, and (iii) in the event the Contemplated Transactions are not consummated for any reason by November 16, 2009, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. In accordance with foregoing, the Consenting Stockholder acknowledges and agrees that it does not have and will not have any right, title, interest or claim (collectively, “Claims”) of any kind or nature, in or to any monies held in the Trust Fund, hereby waives any and all Claims to any monies held in the Trust Fund that the Consenting Stockholder may have or seek to have in the future (including, but not limited to, any Claims arising as a result of the termination of this Agreement, any breach of this Agreement by Parent, or otherwise) and will not seek recourse against the Trust Fund for any reason (a “Trust Waiver”), and the Consenting Stockholder hereby waives any and all Claims against any of Parent’s vendors that have issued a Trust Waiver to Parent in connection with services provided to Parent. Notwithstanding anything to the contrary, this Section 7.14(b) shall not constitute a waiver of any remedy of the Consenting Stockholder under this Agreement.
7.15 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
[Remainder of page intentionally left blank – signature page follows]

Execution Copy
In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

PARENT:

Heckmann Corporation

By:	/s/ Richard J. Heckmann

Name:	Richard J. Heckmann

Title:	Chief Executive Officer and Chief Financial Officer

CONSENTING STOCKHOLDER:

/s/ Xu Hong Bin

Xu Hong Bin

Execution Copy
Exhibit A
Certain Definitions
For purposes of the Agreement (including this Exhibit A):
Affiliate. “Affiliate” shall mean, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. The term “Affiliated” has the meaning correlative to the foregoing.
Cash Conversion Election. “Cash Conversion Election” shall mean the exercise by holders of thirty percent (30%) or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Amended and Restated Certificate of Incorporation.
Certificate of Incorporation Amendment. “Certificate of Incorporation Amendment” shall mean an amendment to Parent’s Amended and Restated Certificate of Incorporation approved by the holders of a majority of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding as of the record date of the Parent Stockholders’ Meeting, providing for perpetual existence of Parent.
Certificates of Merger. “Certificates of Merger” shall mean the certificate of merger satisfying the applicable requirements of the DGCL and the articles of merger satisfying the applicable requirements of the NRS required to be filed in connection with the Merger.
Company SEC Reports. “Company SEC Reports” shall mean each report, registration statement and definitive proxy statement filed by the Company with the SEC.
Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
Control. “Control”, “Controlled”, “Controlling” or “under common Control with” with respect to any Person, means having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities, by contract or otherwise, and such ability shall be deemed to exist when a Person holds at least fifty (50)% of the outstanding voting securities of such Person.
DGCL. “DGCL” shall mean the Delaware General Corporation Law.
Effective Time. “Effective Time” shall mean the date and time the Merger becomes effective.
Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Exchange Agent. “Exchange Agent” shall mean a reputable bank or trust company designated by Parent and reasonably satisfactory to the Company to act as exchange agent for the payment of the Merger Consideration pursuant to the Merger Agreement.
Exchange Ratio. “Exchange Ratio” shall mean 0.8 of a share of Parent Common Stock.
GAAP. “GAAP” shall mean generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to herein were prepared.
Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any contract with any Governmental Body.
Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).
Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of any national securities exchange on which Parent Common Stock is listed). Reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaces or reenacted, in whole or in part, and in effect from time to time, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.
Liens. “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, community property interest or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
Make Good Escrow Agreement. “Make Good Escrow Agreement” shall mean that certain make good escrow agreement by and among Xu Hong Bin, The Pinnacle Fund, L.P., as agent, Loeb & Loeb LLP, as escrow agent, and the investors party thereto, which investors include the Releasors.
NRS. “NRS” shall mean the Nevada Revised Statutes.
Organizational Documents. “Organizational Documents” means the certificate or articles of incorporation, bylaws and other organizational documents.
Parent SEC Reports. “Parent SEC Reports” shall mean each report, registration statement and definitive proxy statement filed by Parent with the SEC.

Parent Stockholders’ Meeting. “Parent Stockholders’ Meeting” shall mean a meeting of the holders of Parent Common Stock to vote on (i) the adoption of the Merger Agreement by the stockholders of Parent, (ii) the issuance of Parent Common Stock in the Merger and (iii) the adoption of the Certificate of Incorporation Amendment.
Person. “Person” shall mean any individual, Entity or Governmental Body.
Representatives. “Representatives” shall mean any party’s respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives.
Required Parent Stockholder Vote. “Required Parent Stockholder Vote” shall mean the affirmative vote to adopt the Merger Agreement, approve the issuance of Parent Common Stock in the Merger and adopt the Certificate of Incorporation Amendment by the holders of a majority of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding as of the record date of the Parent Stockholder Meeting and constituting a quorum for the purpose of voting on such proposal and the absence of the Cash Conversion Election.
SEC. “SEC” shall mean the United States Securities and Exchange Commission.
Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.
Subsidiary. An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at leased a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.
Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.
Trust Agreement. “Trust Agreement” shall mean that certain Investment Trust Management Agreement, dated as of November 16, 2007, by and between Parent and American Stock Title & Transfer Co., as trustee of the trust fund established pursuant thereto.
Trust Fund. “Trust Fund” shall mean the trust fund established pursuant to the Trust Agreement.
Warrants. “Warrants” shall mean any options, stock appreciation rights, warrants, convertible or exchangeable securities or other rights, Contracts, arrangements or commitments of any character relating to the issuance of equity.

Execution Copy
Exhibit B
Action by Written Consent in lieu of Meeting
of the Stockholders of China Water & Drinks, Inc.
The undersigned stockholders (the “Consenting Stockholders”) of China Water & Drinks, Inc., a Nevada corporation (the “Company”), being the holders of a majority of the outstanding shares of common stock, par value $0.001 per share (“Company Common Stock”) of the Company (on an as converted basis), voting as a single class, pursuant to Section 78.320 of the Nevada Revised Statutes (the “NRS”), and for purposes of Section 92A.120 of the NRS, do hereby consent to the adoption of the following resolutions and agree that said resolutions shall have the same force and effect as if duly adopted by affirmative vote at a meeting of the stockholders of the Company duly called and held for the purpose:
Whereas, Heckmann Corporation, a Delaware corporation (“Parent”), Heckmann Acquisition II Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger and Reorganization dated as of May 19, 2008 (the “Merger Agreement”), pursuant to which the Company agreed to merge with and into Merger Sub (the “Merger”), with the Company ceasing to exist and Merger Sub surviving as a wholly owned Subsidiary of Parent; and
Whereas, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the Merger Agreement and the Merger, and have deemed it advisable and in the best interests of their respective corporations and stockholders that Merger Sub and the Company consummate the Merger; and
Whereas, in connection with the Merger Agreement, (i) Parent, the Company and certain stockholders of the Company entered into an undertaking agreement, pursuant to which such stockholders elected to receive all cash in the Merger and agreed to provide a general release of claims against the Company, Parent and Merger Sub, (ii) Parent, the Company and each holder of the Company’s outstanding convertible notes which are convertible into Company Common Stock entered into a conversion agreement, pursuant to which such holders agreed to convert their notes into Company Common Stock, waive or suspend certain defaults, potential defaults and obligations or the Company for the times set forth therein, as of the effective time of the Merger, release various liens and other rights and elected to receive all stock in the Merger, and in consideration for releases, waivers, suspensions and relinquishment of rights, Parent agreed to grant to such holders the right to receive a contingent payment, and (iii) Parent, the Company and certain stockholders of the Company entered into a release agreement, pursuant to which such stockholders agreed to waive or suspend certain defaults, potential defaults and obligations of the Company, release in full any and all rights of such stockholders in any shares of Company Common Stock owned or controlled by Xu Hong Bin that are subject to the Make Good Escrow Agreement (as defined therein) and elected to receive all stock in the Merger, and in consideration for such waivers, releases and suspensions, Parent agreed to grant to such stockholders the right to receive a contingent payment; and

Whereas, at the request of Parent, the Consenting Stockholders are entering into an agreement, pursuant to which, among other things, the Consenting Stockholders are delivering this written consent; and
Whereas, each Consenting Stockholder has received an execution copy of the Merger Agreement and the other agreements referred to above, has had an opportunity to review such agreements with assistance of counsel and other advisors of its own choosing, and believes that the terms of the Merger Agreement and such other agreements are fair and reasonable.
NOW THEREFORE, be it:

Resolved:	That the Merger Agreement and the Merger be, and each of them hereby is, adopted and approved.

Further Resolved:	That this Consent be, and hereby is, irrevocable.

Further Resolved:	That this consent be filed with the records of meetings of the stockholders of the Company.

IN WITNESS WHEREOF, each of the undersigned has hereunto set its hand on the date set forth opposite its name below.

Date:	May 19,2008	By:	/s/ Xu Hong Bin

		Name:	Xu Hong Bin

Date:	May 19, 2008	By:	/s/ Chen Xing Hua

		Name:	Chen Xing Hua

SCHEDULE A
SCHEDULE OF CONSENTING STOCKHOLDER’S
OWNERSHIP OF SHARES

Name of Consenting Stockholder	Number of Shares

Xu Hong Bin	36,000,000